CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated June 21, 2017 on the financial statements of CCP Total Return Fund I, LP as of and for the years ended December 31, 2016 and December 31, 2015, respectively, on the Statement of Additional Information of Rational Total Return Income Fund.

Patke & Associates, Ltd.

July 3, 2017

Lincolnshire, Illinois